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                                    EXHIBIT 99.1




                                  WESTERN BANCORP

PRESS RELEASE



Western Bancorp  (NASDAQ: WEBC)
4100 Newport Place, Suite 900
Newport Beach, California 92660



    Contacts:   Matthew P. Wagner           Allen C. Barbieri
                President &                 President &
                Chief Executive Officer     Chief Executive Officer
                Western Bancorp             PNB Financial Group
    Phone:      310/477-2402 ext. 134       949/851-1033
    Fax:        310/231-0321                949/833-9207


FOR IMMEDIATE RELEASE


                       WESTERN BANCORP ANNOUNCES CLOSING OF
                          MERGER WITH PNB FINANCIAL GROUP


December 31, 1998

Newport Beach, California ... On December 30, 1998, Western Bancorp ("Western") consummated its previously announced acquisition of PNB Financial Group ("PNB") through the merger of PNB with and into Western. The acquisition will be accounted for as a pooling-of-interests. As a result of this acquisition, approximately 2,779,733 shares of common stock of Western are being issued to holders of common stock of PNB.

PNB operates through its subsidiary Pacific National Bank ("Pacific"). As of September 30, 1998, Pacific had $275 million in assets and three banking branches in Newport Beach, Orange and Beverly Hills. Pacific is primarily focused in the areas of commercial banking, including lending to small businesses, construction lending and making loans guaranteed by the Small Business Administration. In addition, Pacific has a residential mortgage origination business with offices in Irvine, Santa Ana, Dublin and San Diego, California and an office in Phoenix, Arizona. Through 1998, Pacific has funded approximately $1.5 billion in mortgage loans. Pacific sells substantially all of its mortgage loans in the secondary market with servicing released. It is the intention of Western to merge Pacific into Southern California Bank, a wholly owned subsidiary of Western. The merger of Pacific into Southern California

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Bank and the systems integration is planned for the end of February 1999.
This integration will result in the consolidation of each of Pacific's banking offices into existing banking offices of Western.

Matthew P. Wagner, President and Chief Executive Officer of Western stated "PNB enhances our banking franchise both in Orange County and west Los Angeles by increasing our average branch size and adding new customers and businesses. In addition, Pacific's mortgage business further expands Western's product line and is counter cyclical to the low interest rate environment that impacts Western's regular banking business. This acquisition adds to shareholder value and is expected to be accretive to both cash and GAAP earnings during 1999."

Pacific's Chief Executive Officer, Allen C. Barbieri, stated "This transaction greatly benefits PNB shareholders as they will now own a more liquid stock in a stronger and faster growing banking franchise which is better positioned to take advantage of the vibrant Southern California economy. Pacific customers will continue to receive the personal attention expected from a community banking franchise while enjoying numerous new benefits and services not currently offered by Pacific." Mr. Barbieri has joined the board of directors of Western and will continue to run the mortgage business.

On a pro forma basis on September 30, 1998 and after the merger of Pacific into Southern California Bank, Western will have approximately $2.6 billion in assets in its two banking subsidiaries: Southern California Bank and Santa Monica Bank. Southern California Bank serves southern Los Angeles, Orange and San Diego Counties with fifteen branches and with its specialized escrow services and asset based lending. Santa Monica Bank serves its clients in Santa Monica, Westwood, Malibu, Marina del Rey, Beverly Hills, Century City, Encino, Culver City, West Hollywood, and Glendale with sixteen branches and its specialized trust and investment management services.


FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve inherent risks and uncertainties. Western Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions and competition in the geographic and business areas in which Western Bancorp and its subsidiaries operate, inflation or deflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating Santa Monica Bank, Western Bank, Southern California Bank, the Bank of Los Angeles and Pacific National Bank.

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